Exhibit 99.1

XM Satellite Radio Closes New Notes Offering

WASHINGTON, May 1 /PRNewswire-FirstCall/ — XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) announced today that its subsidiary, XM Satellite Radio Inc., completed a $800 million debt offering, consisting of $600 million 9.75% Senior Notes due 2014 and $200 million Senior Floating Rate Notes due 2013.

As previously announced, XM is using the proceeds of the new notes offering to repurchase or redeem its existing outstanding 14% Senior Secured Notes due 2009, 12% Senior Secured Notes due 2010 and Senior Secured Floating Rate Notes due 2009, which are the subject of a cash tender offer that is scheduled to expire on May 10, 2006, and to make a prepayment in the amount of approximately $240 million to retire approximately $320 million of fixed payment obligations that would have come due in 2007, 2008 and 2009 under XM’s distribution agreement with General Motors. The initial repurchase of existing notes has been completed, consisting of approximately $110.2 million of the 14% Senior Secured Notes, $99.6 million of 12% Senior Secured Notes and $180.4 million of Senior Secured Floating Rate Notes. XM has commenced the redemption of the remaining 14% Senior Secured Notes and Senior Secured Floating Rate Notes, which XM has the right to redeem. That redemption should be completed by the end of May.

Also as previously announced, XM has received commitments from a group of banks and financial institutions to establish a secured revolving credit facility to provide approximately $250 million of incremental liquidity. XM expects the credit facility to close shortly.

The new notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these notes. The information in this news release is forward-looking, and is subject to the risk that some or all of the proposed transactions will not occur as planned.